Exhibit 10.5

DELTA CARRIERS ME DMCC

Date 30th Oct, 2023

Mr.Mudit Paliwal

Present

As required by the DMCC Free Zone Authority to only issue limited term contracts of no longer than 2 years, we are pleased to confirm your continued employment in Delta Carriers ME DMCC (“Delta Corp”) a Company Incorporated in DMCC Free Zone. The Company is a wholly owned subsidiary of Delta Corp Holdings Limited, UK (referred to as “Group” along with all its subsidiaries even if restructured or amalgamated for the purpose of listing, structuring et al).

Please consider this an official offer letter stating the terms of your continued employment. If any changes occur which are unique to your employment, written notification will be provided.

POSITION, RESPONSIBLITIES AND REMUNERATION:

The company hereby employs the Employee in the capacity of Chief Executive Officer of the Company and all the Group Companies and the Employee hereby accepts such position on the terms and conditions as specified in this agreement.

● Designation	: Chief Executive Officer
● Job Location	: Dubai

During the of duration of employment, the Employee will not, whether directly or indirectly, expressly or implied, be engaged in any capacity, be it part time or temporary, be it active or consultancy or advisory, be it gainfully or otherwise, in business or in any other capacities either personally or with other organizations or companies without the prior written consent of the Company.

1.1.	Remuneration: Your gross annual Salary package will be AED 2,160,000/-.

(herein after referred to as the ‘Gross Salary’). Kindly refer Annexure A for detailed structure.

1.1.1.	Leave Benefit: Privilege leave of 30 calendar days per annum. Privilege leave is permitted after 3 months of working with the Company and may be taken in smaller tranches from accumulated credits. You and your family will be entitled to Leave Travel Allowance which will be due every work anniversary to cover your travel to your home country.

1.1.2.	Health and Medical Benefits: During your employment with the Company, you, your spouse and dependent children shall be entitled to medical insurance. You will also be entitled to life Insurance coverage as per company policy.

1.1.3.	Working hours: your normal working hours shall be from 9:00 AM to 6:00 PM with weekly off on Saturdays and Sundays

1.1.4.	During the employment, the Company reserves the right to place/transfer or post the Employee to any of the offices, locations, divisions of the associated units/group companies as per business requirement.

1.1.5.	Accommodation benefit: You will be entitled to Company provided accommodation in line with keep as the CEO of the Group with an allowance of AED 125,000 pm.

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The above are subject to additions from time to time in line with company policies and practices but never reduced.

1.2	Bonus: Variable / Incentive pay is awarded to employees based on performance of the Company as well as the Groups overall performance. This is covered in the Groups Bonus Policy.

You will also be entitled to 10% of the audited net profit of the Group subject to Board of Directors Approval (“BOD”) of Delta Corp Holdings Limited with a minimum of 33% in the form of Cash Bonus and balance in the form of Stocks in the Group with vesting as decided by the BOD.

You will be eligible for 1-month Salary as Diwali bonus during Diwali each year if you have completed a minimum of 10 months in the year (excluding any notice period).

2.	COMMENCEMENT & TERMINATION: Your employment shall commence on or before 1st Dec 2023. While this Agreement has a limited duration of 24 months, you may terminate this agreement by giving written notice of 6 month’s period.

3.	CONFIDENTIALITY: The Employee recognizes that his position with the Company shall give him access to trade secrets and confidential information. For purpose of this letter the term “Trade Secrets” shall include, but not be limited to information encompassed in any designs, research and development plans, purchasing plans, marketing or sales plans, customer lists, financial data, cost and price information and other business records, together with all concepts or ideas (verbal or written) reasonably related thereto, computer hardware and software methods, formulas, techniques, know-how, discoveries, concepts and ideas.

The Employee agrees that, both during the term of this agreement and for two (2) years thereafter, he will not use for himself or for others, or divulge to anyone except those persons specifically authorized by the Company, any trade secrets, or confidential information, know how or data relating to the business of the Company, and any of its subsidiaries, affiliates and group companies. Such prohibition shall only cease to apply in case such information becomes public in any another manner other than through the fault of the employee.

4.	SURVIVAL OF OBLIGATION: Regardless of the reason or method of termination, the Employee’s obligations under clause 5 herein shall survive. Similarly, any claim or dispute by the Employee of breach of the Agreement by the Company shall not relieve the Employee of his obligations under such clause.

5.	NON-COMPETE & NON-SOLICIT: In the event of the Employee leaving the employment of the Company, he/she shall, for a period of 2 months (“Restricted Period”) after the termination of the employment, not be entitled, directly or indirectly, to start up or become economically interested in any company or activity, which partly or fully competes with the business that the Company / Group is doing at the time in question. The date of termination of this Employment Contract shall be considered as the date on which the period of notice expires regardless whether the Employee ceases to perform the Employee’s duties on an earlier date. As part of the Employee’s position in the Company the Employee will have access to business secrets of the Company / Group, in particular lists of clients, lists of customers, lists of vendors, historical business data, financial information, procedures and internal organization, which makes is necessary for the Company to agree on the non-competition clause.

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The Employee agrees that, during his employment and for the Restricted Period, the Employee shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company/Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company / Group in a business competitive with the Company/Group, (c) solicit the business or accounts of the Company/Group or (d) divert or attempt to direct from the Company/Group any business or interfere with any relationship between the Company/Group and any of its clients, suppliers, customers or other business relations. As used herein, the term “indirectly” shall include, without limitation, the Employees permitting the use of the Employee’s name by any competitor of any member of the Company/Group to induce or interfere with any employee or business relationship of any member of the Company/Group.

The Employee shall be entitled to Monthly salary only in the period of time in which the non-competition clause is in force. The company at its discretion within one month of the Employee notice choose to either wave or reduce the duration of Non-Compete & Non-Solicit of this clause.

6.	Other:

6.1.	No party may terminate your role as CEO of Delta Corp Group companies in its current structure or any other structure prior to 31st Dec 2028 (“End Date”) as long as you or your immediate family control at least 11% of the shares as a UBO of the Group company, except should you chose to relinquish the position of your own desire with 12 months’ notice to the BOD.

6.2.	In case of your death or disability or relinquishing your position prior to the End Date as stated in 6.1, you and or your next of kin will be entitled for a further period of 5 years from the said date, 60% of your last drawn gross 12 months trailing salary per year including any Allowances and Benefits.

7.	ACKNOWLEDGEMENT: Please acknowledge receipt and acceptance by emailing the undersigned. Should you have any queries, please feel free to contact HR at delta.hr@wearedelta.com

We look forward to your continued employment into the Delta Corp family.

Best Wishes,

Authorized Signatory	Acceptance Signature

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Annexure A
Name of Employee	Mudit Paliwal
Designation	Chief Executive Officer
Place of Posting	Dubai
Date of Joining	1st Dec 2023
Salary (in AED)	Monthly (AED)	Annual (AED)
A. Basic Salary	71,500	858,000
B. HRA (25%)	45,000	540,000
C. Conveyance Allowance	31,750	381,000
D. Role Allowance	31,750	381,000
Total Salary (A +B+C+D)
Total Gross*	180,000	2,160,000

*	Above is subject to any statutory deductions/taxes (if any) as specified by labor laws.

The break-up items A-D will be as per the contract with DMCC.

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